Exhibit 99.1
Energy Transfer Partners Agrees to Contribute Propane Operations to AmeriGas Partners in Exchange for $2.9 Billion
ETP’s Heritage and Titan Propane Subsidiaries To Be Contributed for
Combination of Cash and AmeriGas Common Units
DALLAS, Oct 17, 2011 (BUSINESS WIRE) — Energy Transfer Partners, L.P. (NYSE:ETP) today announced it has entered into an agreement to contribute its propane operations, consisting of Heritage Operating, L.P. and Titan Energy Partners, L.P., to AmeriGas Partners, L.P. (NYSE:APU) in exchange for approximately $2.9 billion.
Under the terms of the agreement, which has been unanimously approved by ETP’s Board of Directors, ETP will receive $1.5 billion in cash and approximately $1.3 billion of APU common units. In addition, APU has agreed to assume approximately $71 million of existing Heritage debt. Following the transaction, ETP will own approximately 34% of the common units of APU and has committed to retain those units until at least 2013. UGI Corporation, through subsidiaries will remain as the General Partner of APU and ETP will appoint 1 director to the APU General Partner Board post-closing.
“First and foremost, I want to thank the employees of Heritage and Titan who have contributed greatly to the success of Energy Transfer,” said Kelcy Warren, Energy Transfer Partners, L.P.’s Chairman and Chief Executive Officer. “I am proud of the exemplary job they have done, and they should be very proud as well. Our exit from our successful propane operations was not an easy decision; however, the structure and corresponding benefits of this transaction with AmeriGas, a company we have always admired in this business, make this the right move at the right time for Energy Transfer as we focus our efforts and resources on opportunities in the pipeline sector — our primary business. We expect the combined Heritage, Titan and AmeriGas companies to be a strong, efficient and financially successful partnership in the retail propane industry.”
“The contribution of Heritage and Titan is tax-efficient to the ETP unitholders, and while neutral to distributions, provides substantial funds toward reduction of ETP’s debt, thereby significantly reducing ETP’s external capital requirements, including equity issuances,” said Martin Salinas, Energy Transfer Partners, L.P.’s Chief Financial Officer. “We have verified with the ratings agencies that this transaction and the proposed structure support maintaining ETP’s investment grade credit ratings.”
The transaction, which is subject to customary closing conditions including approval under the Hart-Scott-Rodino Act, is expected to close late in 2011 or early in 2012. Neither ETP nor APU unitholder approval is required in connection with this transaction.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Arkansas, Colorado, Louisiana, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70 percent interest in Lone Star NGL LLC, a joint venture that owns and operates NGL storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country. For more information, visit the Energy Transfer Partners, L.P. web site at http://www.energytransfer.com.
Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of ETP and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of Regency Energy Partners LP and approximately 26.3 million Regency limited partner units. For more information, visit the Energy Transfer Equity, L.P. web site at http://www.energytransfer.com.
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Among those is the risk that the conditions to closing the transaction are not met or that the anticipated benefits from the proposed transaction cannot be fully realized. An extensive list of factors that can affect future results are discussed in the Partnerships’ Annual Reports on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnerships undertake no obligation to update or revise any forward-looking statement to reflect new information or events.
This release serves as qualified notice to nominees as provided for under Treasury Regulation section 1.1446-4(b)(4) and (d). Please note that 100 percent of Energy Transfer Partners, L.P.’s and Energy Transfer Equity, L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Energy Transfer Partners, L.P.’s and Energy Transfer Equity, L.P.’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.
The information contained in this press release is available on our website at http://www.energytransfer.com.
SOURCE: Energy Transfer Partners, L.P.
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or
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